Exhibit 10.1

FIRST AMENDMENT TO

BERNARD DAN

EMPLOYMENT AGREEMENT

This agreement entered into as of June 1, 2006, is a First Amendment to the employment agreement dated as of the 21st day of September, 2005 (the “Employment Agreement”), by and among CBOT Holdings, Inc. (“Holdings”), the Board of Trade of the City of Chicago, Inc., a Delaware nonstock corporation, (the “CBOT”), and Bernard Dan (“Executive”).

WHEREAS, Holdings, the CBOT and Executive desire to amend the Employment Agreement as set forth in this First Amendment;

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that as of the date hereof the Employment Agreement is amended as follows:

1. By substituting the following for the third sentence of the first paragraph of section 5(d) of the Employment Agreement:

The “Termination Amount” is an amount equal to the Applicable Percentage (as defined below) of the sum of (I) the Executive’s annual Base Salary as of the date immediately prior to Executive’s termination of employment (disregarding any decrease in such Base Salary in breach of this Agreement), plus (II) the Performance Bonus for the year of termination calculated as if Executive achieved target performance levels for the year. The “Applicable Percentage” shall be 150% unless Executive’s termination of employment occurs within the twelve-month period immediately following a Change in Control (as defined in the LTEIP), in which case the applicable percentage shall be 200%.

2. By adding the following new section 5(l) to the Employment Agreement:

(l) Certain Additional Payments. In the event that it shall be determined that any payment or distribution by Holdings or the CBOT to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(l), such payments or distributions being referred to herein as “Payments”) would give rise to liability of Executive for the excise tax imposed by Section 4999 of the Code, (such excise tax, together with any interest and penalties thereon, the

“Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Additional Payment”) in an amount such that after payment by Executive of all Federal, state and local taxes and Excise Tax imposed upon the Additional Payment, Executive retains an amount of the Additional Payment equal to the Excise Tax imposed upon the Payments, provided, however, that no Additional Payment shall be made hereunder in the event that a reduction of 10% or less in the Payments taken into account for purposes of such Section 4999 would result in the avoidance of the Excise Tax.

3. Except as otherwise specifically provided herein, the Employment Agreement as in effect immediately prior hereto (including without limitation section 5(k) thereof relating to the mandatory deferral of payments to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended), shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

EXECUTIVE:

/s/ Bernard Dan
Bernard Dan

CBOT HOLDINGS, INC.

By:	/s/ Charles P. Carey
Title:	Chairman

BOARD OF TRADE OF
THE CITY OF CHICAGO, INC.

By:	/s/ Charles P. Carey
Title:	Chairman